Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Rise Companies Corporation of our report dated April 29, 2019, relating to the consolidated financial statements of Rise Companies Corporation and its subsidiaries as of December 31, 2018 amd 2017 and for the years then ended.

/s/ RSM US LLP

McLean, Virginia

April 29, 2019